Exhibit 10.1

Execution Version

August 12, 2021

First Reserve Sustainable Growth Corp.

290 Harbor Drive, Fifth Floor

Stamford, CT 06902

Attention: Neil A. Wizel, Chief Executive Officer

RE:	Certain Transaction Matters

Reference is made to that certain Business Combination Agreement and Plan of Reorganization (the “BCA”), to be dated as of the date hereof, by and among First Reserve Sustainable Growth Corp., a Delaware corporation (“PubCo”), EO Charging, an exempted company incorporated with limited liability in the Cayman Islands (“NewCo”), Charge Merger Sub, Inc., a Delaware corporation, and Juuce Limited, a private limited company incorporated under the laws of England and Wales (registration number 09314212) (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by PubCo, First Reserve Sustainable Growth Sponsor LLC, a Delaware limited liability company (“Sponsor”) and each of the other persons undersigned hereto, each of whom is a member of PubCo’s board of directors (each, an “Insider”) in connection with the transactions contemplated by the BCA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

WHEREAS, Sponsor holds the number of shares of Class B common stock, par value $0.0001 per share, of PubCo (the “PubCo Class B Common Stock”) set forth opposite Sponsor’s name on Exhibit A under the heading “Total Shares”; and

WHEREAS, Sponsor and the Company have agreed to certain items with respect to the treatment of the shares of PubCo Class B Common Stock held by Sponsor in the transactions contemplated by the BCA.

WHEREAS, in consideration for the benefits to be received by Sponsor and the Insiders under the terms of the BCA and as a material inducement to NewCo and the Company and the other parties agreeing to enter into and consummate the transactions contemplated by BCA, the Sponsor and each of the Insiders (each, a “Sponsor Person”) agrees to enter into this Letter Agreement and to be bound by the agreements, covenants and obligations contained in this Letter Agreement; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereby agrees as follows:

1.

Sponsor represents and warrants that it holds the number of shares of PubCo Class B Common Stock set forth opposite Sponsor’s name on Exhibit A under the heading “Total Shares” as of the date hereof. As of the date hereof, there are 5,560,989 shares of PubCo Class B Common Stock issued and outstanding.

2.

During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the BCA pursuant to Article IX thereof (the “Interim Period”), other than as expressly required by the BCA, Sponsor agrees not to (a) Transfer any of the PubCo Class B Common Stock held by Sponsor, or (b) enter into (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require Sponsor to Transfer any PubCo Class B Common Stock held by Sponsor or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of the PubCo Class B Common Stock held by Sponsor; provided that Sponsor may Transfer any such PubCo Class B Common Stock held by Sponsor to: (i) PubCo’s officers or directors, any affiliates or family members of any of PubCo’s officers or directors, any members of the Sponsor or any Affiliates of the Sponsor; (ii) in the case of an individual, transfers by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of PubCo’s liquidation prior to the completion of an initial Business Combination; (vii) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and (viii) in the event of PubCo’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the PubCo’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the completion of PubCo’s initial Business Combination; provided, however, that in the case of clauses (i) through (v) and (vii), these permitted transferees must enter into a written agreement with PubCo agreeing to be bound by the restrictions herein. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest or the underlying economic rights (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). For the purposes of this Section 2, “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving PubCo and one or more businesses.

3.	During the Interim Period, Sponsor agrees that

(a)

At the special meeting of stockholders of PubCo to approve the transactions contemplated by the BCA, at any other meeting of the shareholders of PubCo (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of shareholders of PubCo, and in connection with any similar vote or consent of the holders of Sponsor PubCo Warrants, in their capacities as such, Sponsor shall: (i) when such meeting is held, appear at such meeting or otherwise cause Sponsor’s PubCo Class B Common Stock to be counted as present thereat for the purpose of establishing a quorum; (ii) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of Sponsor’s shares of PubCo Class B Common Stock owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide consent) in favor of the Transactions and the FRSG Proposals and any other matters necessary or advisable for consummation of the Transactions and (iii) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at any meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of Sponsor’s PubCo Class B Common Stock against and/or withhold consent with respect to any Alternative Transaction. The obligations of Sponsor in this Section 3 shall apply whether or not the board of directors of PubCo or other governing body or any committee, subcommittee or subgroup thereof recommends the FRSG Proposals or any other matters necessary or advisable for consummation of the Transactions and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the FRSG Board Recommendation.

(b)	Sponsor hereby irrevocably and unconditionally agrees not to exercise any Redemption Rights.

(c)	Each Sponsor Person agree to the provisions of this Section, to the extent such Sponsor Person is Transferred shares of PubCo Class B Common Stock in the Interim Period.

4.

Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 8.01 and 8.02 of the BCA, effective immediately prior to the Closing, Sponsor hereby waives any and all rights Sponsor has or will have under Section 4.3(b)(ii) of the FRSG Amended and Restated Certificate of Incorporation to receive, with respect to each share of PubCo Class B Common Stock held by Sponsor, more than one (1) share of Class A common stock, par value $0.0001 per share, of PubCo (the “PubCo Class A Common Stock”) upon automatic conversion of such shares of PubCo Class B Common Stock in accordance with the BCA and the FRSG Amended and Restated Certificate of Incorporation in connection with the consummation of the Transactions. Without limitation of the foregoing, in connection with the consummation of the Transactions, Sponsor hereby acknowledges and agrees that pursuant to the BCA and Section 4.3(b) of the FRSG Amended and Restated Certificate of Incorporation, each share of PubCo Class B Common Stock held by Sponsor shall automatically convert into one (1) share of PubCo Class A Common Stock.

5.

Upon and subject to the Closing, upon the completion of (I) the conversion of Sponsor’s shares of PubCo Class B Common Stock into shares of PubCo Class A Common Stock and (II) the subsequent conversion of Sponsor’s PubCo Class A Common Stock into NewCo Ordinary Shares in connection with Closing pursuant to the BCA, a number of the NewCo Ordinary Shares issued to Sponsor in connection with the Transactions equal to the number set forth opposite Sponsor’s name on Exhibit A under the heading “$12.50 Threshold Shares” (the “$12.50 Threshold Shares”) shall become subject to potential forfeiture if the $12.50 Triggering Event (as defined below) does not occur during the time period between the date hereof and the five-year anniversary of the Closing Date (such time period, the “Earnout Period”), with such $12.50 Threshold Shares no longer being subject to forfeiture upon the occurrence of a $12.50 Triggering Event. Certificates or book entries representing the $12.50 Threshold Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for NewCo Ordinary Shares will be given appropriate stop transfer orders with respect to the $12.50 Threshold Shares until the occurrence of a $12.50 Triggering Event; provided, however, that upon the occurrence of a $12.50 Triggering Event in accordance with the terms herein, NewCo shall promptly cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. In the event no $12.50 Triggering Event occurs during the Earnout Period, upon the expiration of the Earnout Period, the $12.50 Threshold Shares of Sponsor shall immediately be forfeited to NewCo for no consideration as a contribution to the capital of NewCo (including for purposes of Section 118 of the Code) and immediately cancelled. For purposes of this Letter Agreement, (i) “$12.50 Triggering Event” means the date on which the VWAP (as defined below) of the NewCo Ordinary Shares or PubCo Class A Common Stock equals or exceeds $12.50 per share for any 20 Trading Days within any 30 consecutive Trading Day period ending on the Trading Day immediately prior to the date of determination; provided, that, if, during the Earnout Period, there is a Change of Control (as defined below), then the $12.50 Triggering Event shall automatically be deemed to have occurred, (ii) “Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons obtains direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in NewCo, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the NewCo Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (2) the voting securities of NewCo immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of NewCo to any person, (iii) “VWAP” of the NewCo Ordinary Shares or PubCo Class A Common Stock on any Trading Day means the per share volume-weighted average price of the NewCo Ordinary Shares or PubCo Class A Common Stock, as applicable, as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by NewCo) page www.bloomberg.com/quote/FRSG:US (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of the NewCo Ordinary Shares or PubCo Class A Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with NewCo) retained for this purpose by NewCo) and (iv) “Trading Day” shall mean any day during which trading in the NewCo Ordinary Shares or PubCo Class A Common Stock generally occurs on the NASDAQ or, if the NewCo Ordinary Shares or PubCo Class A Common Stock are not listed on the NASDAQ, on the principal other U.S. national or regional securities exchanges on which the NewCo Ordinary Shares or PubCo Class A Common Stock are then listed or, if the NewCo Ordinary Shares or PubCo Class A Common Stock are not listed on a U.S. national or regional securities exchange, on the principal other market on which the NewCo Ordinary Shares or PubCo Class A Common Stock are then listed or admitted for trading. If the NewCo Ordinary Shares or PubCo Class A Common Stock are not so listed or admitted for trading, Trading Day means a Business Day.

6.

The number of shares of Class A Common Stock and NewCo Ordinary Shares (including the $12.50 Threshold Shares) and the VWAP targets set forth in this Letter Agreement shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the PubCo Class A Common Stock and NewCo Ordinary Shares, as applicable, occurring on or after the Closing (other than (i) the conversion of the PubCo Class B Common Stock into PubCo Class A Common Stock and (ii) the subsequent conversion of the PubCo Class A Common Stock into NewCo Ordinary Shares at the Closing).

7.

Sponsor shall be entitled to vote the $12.50 Threshold Shares and receive dividends and other distributions in respect thereof prior to the occurrence of a $12.50 Triggering Event, unless forfeited in accordance with the terms hereof; provided, that any such dividends and other distributions in respect of the $12.50 Threshold Shares shall be set aside by NewCo and shall only be paid to the holder of such $12.50 Threshold Shares upon the occurrence of the $12.50 Triggering Event.

8.

Each Sponsor Person has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non- solicitation agreement with any employer or former employer), to enter into this Letter Agreement.

9.	Each Sponsor Person hereby represents and warrants (severally and not jointly as to itself only) as follows:

(a)

If the Sponsor Person is not an individual, the Sponsor Person is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). If the Sponsor Person is an individual, the Sponsor Person has the authority to enter into, deliver and perform its obligations under this Agreement.

(b)

If the Sponsor Person is not an individual, the Sponsor Person has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the BCA), and to consummate the transactions contemplated hereby. The execution and delivery of this Letter Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Sponsor Person. If the Sponsor Person is an individual, the signature on this Letter Agreement is genuine, and the Sponsor Person has legal competence and capacity to execute the same. This Letter Agreement has been duly and validly executed and delivered by the Sponsor Person and constitutes a valid, legal and binding agreement of the Sponsor Person (assuming that this Letter Agreement is duly authorized, executed and delivered by the other parties hereto), enforceable against the Sponsor Person in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)

No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Sponsor Person with respect to the Sponsor Person’s execution, delivery or performance of its covenants, agreements or obligations under this Letter Agreement or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Sponsor Person to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d)

None of the execution or delivery of this Agreement by the Sponsor Person, the performance by the Sponsor Person of any of its covenants, agreements or obligations under this Letter Agreement or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Sponsor Person is not an individual, result in any breach of any provision of the Sponsor Person’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any contract to which the Sponsor Person is a party, (iii) violate, or constitute a breach under, any order or applicable Law to which the Holder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the PubCo Class B Common Stock, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Sponsor Person to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e)

As of the date hereof, Sponsor is the owner of the PubCo Class B Common Stock and has valid, good and marketable title to the PubCo Class B Common Stock, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under any organizational documents). As of the date hereof, except for the PubCo Class B Common Stock set forth on Exhibit A hereto, Sponsor does not own, beneficially or of record, any equity securities of PubCo; provided that, for the avoidance of doubt, the parties acknowledge the Sponsor Pubco Warrants are not considered equity securities. Except as otherwise expressly contemplated by any organizational documents of PubCo and any related acknowledgement agreement existing on the date hereof and made available to NewCo or the Company or that is entered into in accordance with the BCA, the Sponsor Person does not have the right to acquire any shares of PubCo. Sponsor has the sole right to vote (and provide consent in respect of, as applicable) the PubCo Class B Common Stock and, except for this Letter Agreement, the BCA and any organizational document of PubCo, each Sponsor Person is not party to or bound by (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Sponsor Person to Transfer any of the PubCo Class B Common Stock or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of any of the PubCo Class B Common Stock.

(f)

As of the date hereof, there is no Action pending or, to the Sponsor Person’s knowledge, threatened against the Sponsor Person that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Sponsor Person to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Letter Agreement in any material respect.

10.

The terms and provisions of this Letter Agreement may be modified or amended only with the written approval of any Sponsor Person, NewCo and the Company. The parties to this Letter Agreement expressly confirm their agreement that the Company and NewCo shall be entitled to rely on and enforce the provisions of this Letter Agreement and are express third party beneficiaries of this Letter Agreement.

11.

This Letter Agreement, together with the BCA to the extent referenced herein and the other agreements entered into by Sponsor in connection with the initial public offering of PubCo constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

12.

No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

13.

This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in Sections 10.09 (Counterparts), 10.03 (Severability), 10.10 (Specific Performance), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial) and 9.05 (Waiver) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

14.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in Section 10.01 (Notices) of the BCA, with (a) notices to PubCo being sent to the addresses set forth therein, in each case with all copies as required thereunder and (b) notices to Sponsor being sent to the address set forth opposite its name on Exhibit A under the heading “Address.”

15.	This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Closing.

[The remainder of this page left intentionally blank.]

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

FIRST RESERVE SUSTAINABLE GROWTH CORP.

By:	/s/ Neil A. Wizel
Name:	Neil A. Wizel
Title:	Chief Executive Officer

FIRST RESERVE SUSTAINABLE GROWTH SPONSOR LLC

By:	FRSGC Management Company LLC, its sole member

By:	/s/ Neil A. Wizel
Name:	Neil A. Wizel
Title:	Sole Member

[Signature Page to Letter Agreement]

INSIDERS

/s/ Alex T. Kruger
Alex T. Kruger

/s/ Neil A. Wizel
Neil A. Wizel

/s/ Thomas S. Amburgey
Thomas S. Amburgey

/s/ Gary D. Reaves
Gary D. Reaves

/s/ E. Perot Bissell
E. Perot Bissell

/s/ Mary Anne Brelinsky
Mary Anne Brelinsky

/s/ Amy Francetic
Amy Francetic

/s/ Adam Grosser
Adam Grosser

/s/ Marvin Odum
Marvin Odum

[Signature Page to Letter Agreement]

Acknowledged and agreed as of the date of this Letter Agreement:

JUUCE LIMITED

By:	/s/ John Jardine
Name:	John Jardine
Title:	Director

EO CHARGING

By:	/s/ Thomas Birkhold
Name:	Thomas Birkhold
Title:	Director

[Signature Page to Letter Agreement]

EXHIBIT A

Sponsor	Address	Total Shares	$12.50 Threshold Shares (20% of Total Shares)
First Reserve Sustainable Growth Sponsor LLC	290 Harbor Dr. Fifth Floor Stamford, CT 06902	5,560,989	1,112,198

Total		5,560,989	1,112,198

Exhibit A